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                                                                  EXHIBIT 23.1

              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 33-82674, Form S-8 No. 33-85552, Form S-8 No. 333-04083, Form
S-8 No. 333-30877 and Form S-3 No. 33-77124) pertaining to the 1993 Management Option Plan, the 1994 Employee Stock Purchase Plan, the 1996 Employee Stock Option Plan and Non-Employee Directors Stock Option Plan, and the 10.25% Senior Notes due May 1, 2002 and the 10.75% Senior Subordinated Notes due November 1, 2003, respectively, of our reports dated February 5, 1998, with respect to the consolidated financial statements and schedule of Thermadyne Holdings Corporation included in the Annual Report (Form 10-K) for the year ended December 31, 1997.

                                                         /s/ ERNST & YOUNG LLP

Orange County, California
February 19, 1998